SECURITIES AND EXCHANGE COMMISSION


                              Washington D.C. 20549


                                    FORM N-8A


           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)
                      OF THE INVESTMENT COMPANY ACT OF 1940



      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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NAME:                           Neuberger Berman Institutional Liquidity Series

ADDRESS AND PRINCIPAL
BUSINESS OFFICE:                605 Third Avenue, 2nd Floor
                                New York, NY  10158

TELEPHONE NUMBER:               (212) 476-8817


NAME AND ADDRESS OF AGENT
FOR SERVICE OF PROCESS:         Peter Eric Sundman
                                605 Third Avenue, 2nd Floor
                                New York, NY 10158


Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with filing of Form N-8A:
                                                                    Yes    X  No
                                                                    ---      ---

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ITEM 1.           EXACT NAME OF REGISTRANT.

                        Neuberger Berman Liquidity Series

ITEM 2. NAME OF STATE UNDER THE LAWS OF WHICH REGISTRANT WAS ORGANIZED OR CREATED AND THE DATE OF SUCH ORGANIZATION OR CREATION.

                Registrant was organized under the laws of the State of Delaware on September 30, 2004.

ITEM 3. FORM OF ORGANIZATION OF REGISTRANT (FOR EXAMPLE, CORPORATION, PARTNERSHIP, TRUST, JOINT STOCK COMPANY, ASSOCIATION, FUND).

                                 Statutory Trust

ITEM 4. CLASSIFICATION OF REGISTRANT (FACE AMOUNT CERTIFICATE COMPANY, UNIT INVESTMENT TRUST, OR MANAGEMENT COMPANY).

                       Registrant is a management company.

ITEM 5.     IF REGISTRANT IS A MANAGEMENT COMPANY:

            (A) STATE WHETHER REGISTRANT IS REGISTERING AS A "CLOSED-END" COMPANY OR AN "OPEN-END" COMPANY;

                    Registrant is registering as an open-end company.

            (B) STATE WHETHER REGISTRANT IS REGISTERING AS A "DIVERSIFIED" COMPANY OR A "NON-DIVERSIFIED" COMPANY (READ INSTRUCTION 4(I) CAREFULLY BEFORE REPLYING).

                    Registrant is registering as a diversified company.

ITEM 6.     NAME AND ADDRESS OF EACH INVESTMENT ADVISER OF REGISTRANT.

                        Neuberger Berman Management Inc.
                           605 Third Avenue, 2nd Floor
                               New York, NY 10158

                      Lehman Brothers Asset Management Inc.
                                 399 Park Avenue
                               New York, NY 10022

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

ITEM 7. IF REGISTRANT IS AN INVESTMENT COMPANY HAVING A BOARD OF DIRECTORS, STATE THE NAME AND ADDRESS OF EACH OFFICER AND DIRECTOR OF THE REGISTRANT.

            Peter Eric Sundman                       Trustee; President
            605 Third Avenue, 2nd Floor              and Chief Executive Officer
            New York, New York  10158

            Claudia Ann Brandon                      Trustee; Secretary
            605 Third Avenue, 2nd Floor
            New York, New York  10158

            Robert John Conti                        Treasurer
            605 Third Avenue, 2nd Floor
            New York, New York  10158

ITEM 8. IF REGISTRANT IS AN UNINCORPORATED INVESTMENT COMPANY NOT HAVING A BOARD OF DIRECTORS:

            (A)    STATE THE NAME AND ADDRESS OF EACH SPONSOR OF REGISTRANT;

                                       Not Applicable

            (B) STATE THE NAME AND ADDRESS OF EACH OFFICER AND DIRECTOR OF EACH SPONSOR OF REGISTRANT;

                                       Not Applicable

            (C) STATE THE NAME AND ADDRESS OF EACH TRUSTEE AND EACH CUSTODIAN OF REGISTRANT.

                                       Not Applicable

ITEM 9.
            (A) STATE WHETHER REGISTRANT IS CURRENTLY ISSUING AND OFFERING ITS SECURITIES DIRECTLY TO THE PUBLIC (YES OR NO).

                                             No

            (B) IF REGISTRANT IS CURRENTLY ISSUING AND OFFERING ITS SECURITIES TO THE PUBLIC THROUGH AN UNDERWRITER, STATE THE NAME AND ADDRESS OF SUCH UNDERWRITER.

                                       Not Applicable

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

            (C) IF THE ANSWER TO ITEM 9(A) IS "NO" AND THE ANSWER TO ITEM 9(B) IS "NOT APPLICABLE," STATE WHETHER REGISTRANT PRESENTLY PROPOSES TO MAKE A PUBLIC OFFERING OF ITS SECURITIES (YES OR
                   NO).
                                            Yes

            (D) STATE WHETHER REGISTRANT HAS ANY SECURITIES CURRENTLY ISSUED AND OUTSTANDING (YES OR NO).

                                             No

            (E) IF THE ANSWER TO ITEM 9(D) IS "YES," STATE AS OF A DATE NOT TO EXCEED TEN DAYS PRIOR TO THE FILING OF THIS NOTIFICATION OF REGISTRATION THE NUMBER OF BENEFICIAL OWNERS OF REGISTRANT'S OUTSTANDING SECURITIES (OTHER THAN SHORT-TERM PAPER) AND THE NAME OF ANY COMPANY OWNING 10 PERCENT OR MORE OF REGISTRANT'S OUTSTANDING VOTING SECURITIES.

                                       Not Applicable

ITEM 10.    STATE THE CURRENT VALUE OF REGISTRANT'S TOTAL ASSETS.

                                          Zero (0)

ITEM 11. STATE WHETHER REGISTRANT HAS APPLIED OR INTENDS TO APPLY FOR A LICENSE TO OPERATE AS A SMALL BUSINESS INVESTMENT COMPANY UNDER THE SMALL BUSINESS INVESTMENT COMPANY ACT OF 1958 (YES OR NO).

                                             No

ITEM 12. ATTACH AS AN EXHIBIT A COPY OF REGISTRANT'S LAST REGULAR PERIODIC REPORT TO ITS SECURITYHOLDERS, IF ANY.

                                       Not Applicable

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

                                   SIGNATURES

      Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and the State of New York on the 30th day of September, 2004.


                                 NEUBERGER BERMAN INSTITUTIONAL LIQUIDITY SERIES



                                 By: /s/ Peter E. Sundman
                                    ----------------------------
                                 Name: Peter E. Sundman
                                 Title: President and Trustee


Attest:  /s/ Claudia A. Brandon
         ----------------------------
         Name: Claudia A. Brandon
         Title: Secretary



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